UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

VELODYNE LIDAR, inc.
(Name of Registrant as Specified in Its Charter)

DAVID S. HALL MARTA T. HALL NANCY M. AMATO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

David S. Hall (“Mr. Hall”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Velodyne Lidar, Inc., a Delaware corporation (the “Company”).

Item 1: On March 15, 2022, Mr. Hall and Marta T. Hall issued the following press release and open letter to the Company’s stockholders:

David Hall, Founder of Velodyne Lidar, Submits Business Proposal to Remove Chairman Michael Dee for Cause

Issues Open Letter to Stockholders Regarding the Need for Urgent Boardroom Change at Velodyne Lidar’s 2022 Annual Meeting of Stockholders

Asserts Chairman Michael Dee Has Severely Breached His Fiduciary Duties, Including by Transitioning Director Classes to Avoid Standing for Re-Election this Year, Which Warrants Removal for Cause

Nominates Three Director Candidates for Election to the Company’s Board of Directors

Encourages Stockholders to Visit www.SaveVelodyne.com to Sign Up for Important Updates

SAN JOSE, Calif.--(BUSINESS WIRE)--David and Marta Hall, former executive officers of and the beneficial owners of approximately 10.1% of the outstanding common stock of Velodyne Lidar, Inc. (NASDAQ: VLDR) ("Velodyne Lidar" or the “Company"), today issued the below letter regarding their decision to submit a business proposal seeking the removal of Chairman Michael Dee for cause and nominate three candidates for election to the Company's Board of Directors at the 2022 Annual Meeting of Stockholders.

***

Fellow Stockholders,

We are the largest stockholders of Velodyne Lidar, Inc. ("Velodyne Lidar" or the "Company"), with collective ownership of approximately 10.1% of the Company’s outstanding common stock. As indicated in recent 13D filings, we sold shares of Velodyne Lidar common stock for liquidity purposes because we are limited in the amount of shares we can sell in open market purchases in any three month period. We remain the largest stockholders of Velodyne Lidar, despite the fact that we have lost faith in leadership’s ability to stem stockholder value destruction at the Company.

Since inventing lidar technology for 3D vision and robotic navigation over 11 years ago, we have dedicated the majority of our lives to building Velodyne Lidar into a global leader in the innovation, commercialization and sale of lidar technology. We have always believed that the backbone of building a successful technology business requires investing in and constantly innovating the technology and product offering to respond to customer needs and feedback. We are incredibly proud that lidar’s 3D capabilities have forever transformed the autonomous industry in its application to promote safe navigation, mapping, robotics and city intersection management. The possibilities are truly endless with innovative lidar technology.

Unfortunately, Velodyne Lidar finds itself at a challenging crossroads today. Over the past sixteen months, as the Company’s stock price has declined nearly 90%, we have been deeply troubled by certain directors' anti-stockholder actions and have made it a point to raise these concerns publicly.1

We attribute this extreme loss in stockholder value, neglect of technology and complete disregard for sound corporate governance directly to a broken Board of Directors (the "Board") under the control of Chairman Michael Dee. We believe Mr. Dee has breached his fiduciary duties and is more focused on advancing his own self-serving agenda than helping save the Company, as evidenced by his changing director classes to avoid having to stand for re-election at this year’s Annual Meeting of Stockholders (the "Annual Meeting"). This entrenchment maneuver, as well as additional examples of concerning conduct below, is why we have put forth a business proposal to remove Mr. Dee from the Board for cause and decided to nominate three candidates for election to the Board at the 2022 Annual Meeting. We firmly believe that new directors can help realign the Board’s priorities away from rewarding insiders and toward respecting stockholders.

WE BELIEVE STOCKHOLDERS SHOULD REMOVE CHAIRMAN MICHAEL DEE FROM THE BOARD FOR CAUSE

Since Velodyne Lidar’s Board is classified, stockholders can only remove Mr. Dee for cause under applicable law. While relevant Delaware case law is sparse on what constitutes “cause,” there are two relevant cases on point that have found actions that indicate clear and serious breaches of fiduciary duties – as well as actions that indicate a deliberate scheme of harassment of company management or other directors, to the detriment of the company – constitute “cause” under Delaware law.

In our view, Mr. Dee’s conduct gives rise to a removal for cause. We urge stockholders to consider the following points in which we contend that:

•	Mr. Dee launched a harassment campaign against us to minimize our roles at the Company, leading to significant value destruction. Prior to the merger, the special purpose acquisition company ("SPAC") led by Mr. Dee acknowledged that “the loss of Mr. Hall would adversely affect Velodyne’s business." However, as soon as the merger was consummated, Mr. Dee seemed intent on marginalizing our involvement after we began to raise significant concerns with the Company’s performance under the leadership of then-Chief Executive Officer Dr. Anand Gopalan. Our concerns included among others that: 1) management’s compensation and bonus packages appeared to be in excess of market standards, 2) the contracts promised by the CEO required significant engineering work that did not appear to be occurring and 3) the Company's engineering and product research and development had significantly stalled. Roughly a week after we formally nominated a director for election at the 2021 Annual Meeting to bring greater skillsets and accountability to the Board, the Board removed Mr. Hall as Chairman, terminated Mrs. Hall’s employment and censured us as directors based on an opaque, secret investigation. Since this public censure, the Company’s stock has declined approximately 90%, resulting in significant value destruction for all stockholders.[2]

•	Mr. Dee drove the Board to manipulate the Company’s corporate machinery in breach of his fiduciary duties to protect himself and a director loyal to him from being removed from the Board. The Board transitioned Christopher Thomas from a Class I director to a Class II director in an apparent attempt to avoid having him stand for reelection at the 2021 Annual Meeting. In another affront to stockholders, the Board did this again, when it transitioned Mr. Dee from a Class II director to a Class III director in an apparent attempt to avoid having him stand for reelection at this year’s Annual Meeting. This concerted effort to seemingly shield Mr. Dee and his loyal director Mr. Thomas from stockholder accountability is shocking.

1 Based on closing price on Sept. 30, 2020, the first day the Company traded publicly on the Nasdaq, and the closing price on March 10, 2022, the day before the Halls delivered their nomination notice.

2 From February 19, 2021, the last trading day prior to the press release announcing the censure, to March 10, 2022.

•	Mr. Dee oversaw and instigated the payment and acceleration of stock options to key senior officers and directors in an apparent plan to cultivate loyalty to Mr. Dee and without any apparent benefit to the Company. In January 2021, after we voiced concerns regarding Dr. Gopalan's performance and explained why we should refresh the Board in light of the Company’s weak fourth quarter fiscal year 2020 earnings, the Board amended Dr. Gopalan’s employment agreement to increase his compensation and provide him with certain rights to receive severance benefits and vesting acceleration upon specific events, including if any new director was added to the Board that had not been approved by a majority of the Board in advance. Shortly after the 2021 Annual Meeting~~,~~ Dr. Gopalan suddenly resigned from the Company, receiving $8 million in stock-based compensation when he departed. Mr. Dee and the Board have also accelerated the vesting of other certain officers' stock option agreements in apparent attempts to reward "loyal officers," causing additional net operating losses of approximately $45.1 million for the Company.

•	The numerous lawsuits filed against Mr. Dee require his immediate removal from the Board. Mr. Dee is now a defendant in four separate lawsuits – including two that involve Velodyne Lidar – wherein he is alleged to have been a principal actor in alleged fraudulent activities involving securities. However, to our knowledge, the Board has not undertaken any investigation into these pending actions to determine whether Mr. Dee is qualified to serve as a director of the Company in light of the severity of the allegations against him in these four pending lawsuits.

THE CASE FOR STOCKHOLDER-DRIVEN CHANGE IN VELODYNE LIDAR’S BOARDROOM IS CLEAR

Under Mr. Dee’s leadership, the Company has delivered negative stockholder returns and poor financial performance, fostered worst-in-class corporate governance and overseen numerous strategic missteps. In our view, these are the key issues facing Velodyne Lidar today:

•	Poor Stockholder Returns. Since Velodyne Lidar merged with SPAC Graf Industrial Corp. in 2020, the Company has delivered negative returns and underperformed its peers and relevant indices over every relevant time horizon.[3] We note that none of the current directors, with the exception of Mrs. Hall, own more than 1% of the Company's outstanding common stock, underscoring the need for meaningful stockholder representation in the boardroom.[4]

	Amazon Deal TSR[5]	6-Month TSR	1-Year TSR	Public Company Tenure TSR
Velodyne Lidar	-46.95%	-69.47%	-84.04	-89.30%
Company-Selected Peer Group Average[6]	-5.32%	-5.38%	13.61%	81.37%
Fidelity Electric Vehicles and Future Transportation Index	-8.74%	-18.06%	-14.70%	32.39%
Nasdaq Composite Index	-6.23%	-13.59%	1.13%	18.81%

•	Dismal Financial Performance.[7] Despite claiming to be on the "path to profitable revenue growth," Velodyne Lidar saw a ~35% year-over-year decline in total revenue and delivered a $212 million net loss for fiscal year 2021.[8] The Company reported earnings of approximately $62 million in fiscal year 2021, down ~35% and ~39% from fiscal years 2020 and 2019, respectively. Looking ahead, management's guidance for the first quarter of fiscal year 2022 was disappointing, with expected revenue between $10 to $12 million compared to analysts' consensus of $19.38 million.

3 Bloomberg. Total stockholder return data runs through March 10, 2022.

4 Company proxy for fiscal year 2020.

5 Company Form 8-K filing dated February 7, 2022.

6 Company-selected peers include ACMR, AMBA, ACLS, CALX, FORM, LSCC, MTSI, MXL, ONTO, PD, PLAB, POWI, QLYS, RMBS, SMTC and XPER, and do not include ACIA or IPHI because they were each acquired in 2021.

7 Company 10-K filings.

8 Company earnings press release dated February 28, 2022.

•	Worst-in-Class Corporate Governance. In addition to having a staggered Board and restrictive bylaws prohibiting stockholders from taking action between annual meetings, the Company has a history of manipulating the corporate machinery to entrench certain directors. Instead of engaging with large investors such as us and allowing stockholders to vote on the configuration of the Board, it separately transitioned both Messrs. Thomas and Dee to different director classes in apparent attempts to avoid having them stand for reelection at the 2021 Annual Meeting and 2022 Annual Meeting, respectively.

•	Excessive Compensation. While stockholders have suffered, the Board awarded management nearly $34 million in compensation and stock awards for fiscal year 2020 – roughly $18 million more than its peers – despite executives' consistent failure to meet financial projections.[9] The Board also awarded itself $1.67 million in total compensation in fiscal year 2020, roughly 3% higher than its proxy peers, whom we note have an average market capitalization of approximately $3.6 billion compared to Velodyne Lidar's market capitalization of roughly $414 million.[10] Management's egregious compensation does not seem tied to any relevant performance metrics, including total stockholder returns.

•	Strategic Missteps. To recapture its competitive position and take advantage of consolidation opportunities, the Board should have a singular strategic focus: to add new lidar research and development personnel to keep pace with innovation. Instead, the current Board appears focused on significantly increasing G&A expenses. Under this Board, costs have ballooned, including a 7% year-over-year increase in G&A expenses in the face of a ~30% decline in product revenues.

•	Lack of Focus on Research and Innovation. We believe the current Board has failed to prioritize core lidar technology research and development, causing Velodyne Lidar to fall behind while competitors gain crucial market share. In our view, the Company has failed to properly allocate resources to innovate the lidar product, add software or expand the product suite.

WE BELIEVE OUR DIRECTOR CANDIDATES CAN HELP SAVE VELODYNE LIDAR

We have made numerous attempts to convince the Board to add new directors to the boardroom that can help the Company adopt stronger governance and focus on more streamlined strategic initiatives. However, it is clear to us that Mr. Dee and his loyalists appear intent on retaining control of the Company despite their actions resulting in the destruction of stockholder value.

This is why we felt compelled to nominate a slate of individuals that will be solely focused on protecting the value of your investment. Under the right leadership, we believe Velodyne Lidar can return to its position at the forefront of lidar technology innovation and engineering excellence with a focus on delivering long-term value to all stakeholders.

Our qualified and aligned nominees include:

Nancy M. Amato, Ph.D.

We believe Dr. Amato possesses the engineering, robotics, artificial intelligence and technology expertise required to aid the Board in re-focusing on innovation, research and development.

•	International expert in robotics, artificial intelligence, computational biology and geometry, and high-performance and scientific computing.

9 Company proxy statement for fiscal year 2020.

10 Company filings. Market capitalization based on Bloomberg data.

•	Department Head of the Computer Science department and the Abel Bliss Professor of Engineering at the University of Illinois Urbana-Champaign, and Regents Professor Emerita of Computer Science and Engineering at Texas A&M University.

•	Board Chair of the Computing Research Association, a nonprofit association of North American academic departments and industry and government research laboratories of computing.

•	Board member of numerous scientific professional societies, including the IEEE Robotics and Automation Society, an international technical professional organization, and the Association for Computing Machinery (ACM), an international scientific and educational computing society.

•	Former consultant for 3M Company (NYSE: MMM), a diversified technology company operating in the safety, industrial, electronic, health care and consumer industries.

•	Holds a B.S. and A.B. from Stanford University, a M.S. from the University of California, Berkeley, and a Ph.D. from the University of Illinois.

David S. Hall

We believe Mr. Hall's 35-year track record as a successful inventor, C-suite experience and his deep understanding of lidar technology can help the Board form a credible go-forward strategy.

•	Founder of Velodyne Lidar (NASDAQ: VLDR) and former Chief Executive Officer, Executive Chairman and Chairman of the Board of Directors.

•	Named “Inventor of the Year” by the Intellectual Property Owners Education Foundation in 2018 for creating the groundbreaking 3D lidar sensor technology that is the essential component for fully autonomous vehicles and enables the most sophisticated advanced driver assistance systems.

•	Former Chief Executive Officer of the Company's predecessor, Velodyne Acoustics.

•	Chief Executive Officer of the Hall Family Office, a private investment company, Shoot the Moon Rocket Technologies, a magnetic space technology company, Servo-Yachts, an electro-pneumatic marine technology company and Hellyer-DMHall Properties, a real estate investment company.

•	Holds a B.S. from Case Western Reserve University.

Marta T. Hall

We believe Mrs. Hall's executive marketing and business development experience in the lidar industry can help the Board develop a clear vision that will resonate with the market.

•	Former President of Velodyne Acoustics, the Company’s predecessor, from July 2011 to August 2016. Together with Mr. Hall, built the Company from an estimated value of $40 million in 2011 to $1.8 billion in 2020.

•	Former President of Velodyne Lidar Inc. from August 2016 to January 2020, in addition to holding the position of Chief Business Development Officer from January 2019 to December 2020.

•	Currently serves as a director on the Board of Velodyne Lidar.

•	President of the Hall Family Office, a private investment company, Shoot the Moon Rocket Technologies, a magnetic space technology company, Servo-Yachts, an electro-pneumatic marine technology company and Hellyer-DMHall Properties, a real estate investment company.

•	Received the “Most Influential Woman in Business Award” in 2019 from The San Francisco Business Times and created the Annual World Autonomous Safety Summit for Autonomous Technology in 2017.

•	Holds a B.A from the University of California, Berkeley and a M.A. from San Francisco State University.

We encourage stockholders to visit www.SaveVelodyne.com to sign up for important updates and look forward to engaging with you in the weeks ahead regarding our nominees and proposal to remove Mr. Dee.

Sincerely,

David and Marta Hall

***

As previously disclosed, Mr. and Mrs. Hall have sold and will continue to sell some or all of their shares of common stock for liquidity purposes, subject to volume limitations under applicable law. Mr. and Mrs. Hall are considered “affiliates” of the Company for purposes of Rule 144 under the Securities Act of 1933, as amended, and therefore are limited in the amount of shares they can sell in open market purchases in any three month period. Given these limitations, Mr. and Mrs. Hall expect to continue to own a substantial portion of the Company’s outstanding common stock for some time. Accordingly, in order to protect their sizable investment, they are proceeding with their nomination of directors and removal proposal. However, Mr. and Mrs. Hall may change their intent at any time.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

David S. Hall, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his director nominees at the 2022 annual meeting of stockholders of Velodyne Lidar, Inc., a Delaware corporation (the “Company”).

MR. HALL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be David S. Hall, Marta Thoma Hall and Nancy M. Amato.

As of the date hereof, Mr. Hall may be deemed to beneficially own 20,071,239 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) 13,653,225 shares of Common Stock beneficially owned directly and (ii) 6,418,014 shares of Common Stock held by other stockholders of the Company over which, except under limited circumstances, Mr. Hall holds an irrevocable voting proxy. As of the date hereof, Mrs. Hall may be deemed to beneficially own 5,482,149 shares of Common Stock. As of the date hereof, Ms. Amato does not own, beneficially or of record, any securities of the Company.

Contact

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, 212-257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com

###

Item 2: On March 15, 2022, Mr. Hall launched a website to communicate with the Company’s stockholders regarding the Annual Meeting. The website address is www.SaveVelodyne.com. The following materials were posted by Mr. Hall to www.SaveVelodyne.com: